EXHIBIT 99.1

FOR IMMEDIATE RELEASE: August 10, 2006	PR06-24
CANYON RESOURCES REPORTS SECOND QUARTER FINANCIAL RESULTS
Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, yesterday announced results for the Company’s second quarter ended June 30, 2006.
Financial Results
As of June 30, 2006, cash, cash equivalents and liquid short term investments totaled $8 million. For the six months ended June 30, 2006, operating activities consumed cash of $9.3 million (including purchase of $6.5 million in liquid short term investments) and cash from financing activities provided $5.2 million. Cash used in operating activities included normally occurring administrative costs and increased exploration expenditures. Cash used in investing activities was due to the increase in capitalized development of $0.9 million related to development activities at our Briggs Mine offset by the sale of securities of $0.9 million. Cash provided from financing activities was due to the June private placement that netted $4.8 million and the exercise of warrants for $0.4 million.
For the quarter, we reported a significantly lower loss of $1.4 million or $0.03 per share compared to $11.0 million or $0.32 per share in the same quarter last year. The current quarter’s loss included non-cash charges of $0.4 million related to share-based compensation and expenses related to outstanding warrants. The $9.6 million decrease in net loss was due primarily to last years’ $9.2 million impairment of the McDonald Gold Project, lower depreciation, depletion and amortization of $0.7 million, and lower exploration expense of $0.3 million, which was partially offset by a lower gross margin of $0.3 million and other miscellaneous items of $0.3 million. For the six months ended June 30, 2006, we recorded a net loss of $1.8 million or $0.05 per share compared to a net loss of $13.3 million or $0.41 per share for the same period of 2005.
At Briggs, revenues for the second quarter continued to decline but at a slower pace than in previous quarters due to declining gold production from the leach pads partially offset by the sale of additional gold recovered from clean up and refurbishment activities. Gold sales decreased to 690 ounces in the current quarter compared to 2,607 ounces in the same quarter last year, which resulted in a 64% reduction in the current quarter’s revenues. We realized $597 per ounce of gold during the current quarter compared to $432 per ounce of gold in the same quarter last year.
Operating Activities and Developments
We continue to focus our efforts on the re-development of the Briggs Mine. Our efforts have been aided by the current high gold price environment and the positive development drilling results from the work performed in late 2005 and 2006. We completed phase 1 of the Briggs infill drill program during the current quarter and were successful in increasing the quantity and confidence level of mineralized material. In July we completed a Technical Report for Briggs detailing an estimate of 23.6 million tons of mineralized material grading 0.023 oz gold per ton (“opt”) utilizing a cut-off grade of 0.010 opt.
We expensed exploration drilling costs during the quarter on our Cecil R deposit located approximately four miles north of Briggs. We completed six drill holes totaling 2,030 feet that returned encouraging results including 55 feet of 0.044 opt gold and 95 feet of 0.023 opt gold. We plan to conduct further infill and step-out drilling to further define the extent and grade of the mineralized material.

We also leased and optioned unpatented mining claims associated with the Suitcase and Mineral Hill gold deposits for 30,000 shares of common stock and $135,000 in installment payments. The properties are located three to four miles north of Briggs and on higher ground above the Cecil R and Jackson deposits. We hope to determine through exploration drilling and feasibility studies, if these deposits could be mined in association with the Briggs Mine. These deposits will require permitting before mining can commence.
At our Reward Project located near Beatty, Nevada, we have solidified our land positions around the project and have received our drilling permits. Drilling is expected to begin in September 2006 and if successful, could increase the potential quantity and confidence level of the mineralized material. It is expected that a feasibility study would follow a successful drilling program.
Joint Venture Developments
The Converse Uranium Joint Venture (“Converse”) between Canyon Resources and New Horizon Uranium Corporation (“New Horizon”) is teaming up with High Plains Uranium (“High Plains”) to form the Sand Creek Joint Venture (“Sand Creek”) to explore for and potentially develop uranium deposits in an area of known uranium occurrences. The area of interest for this joint venture covers approximately 92,000 acres, located east and south of Douglas, in Converse County, Wyoming. High Plains will contribute surface and mineral holdings within the area of interest and Converse will contribute its holdings as well as geologic data, drill logs and engineering studies. Sand Creek will be owned 70%/30% by Converse and High Plains, respectively and New Horizon will serve as the operator. Canyon will not be required to provide funding until its partners have contributed the first $2.6 million of expenditures in this venture.
Converse covers portions of Converse and Niobrara Counties, Wyoming that included approximately 3,000 acres of mining claims and surface/mineral leases owned by Canyon. New Horizon may earn up to 70% interest in Converse by spending at least $2 million over a five year period. An additional 5% percent interest may be earned by New Horizon by funding the completion of a feasibility study for a uranium deposit on the lands under investigation. Numerous occurrences of uranium have been observed in drill holes and water wells within the area under evaluation. The location of the joint venture area contains geologic formations that are believed to be favorable for hosting roll front uranium deposits.
Financing Activities
On June 2, 2006, we completed a private placement financing which raised $5.1 million (approximately $4.8 million net) through the sale of 5.1 million units priced at $1.00 per unit. This included the sale of 5.1 million shares of common stock and 2.55 million Series A Warrants with an exercise price of $1.50 and a term of three years.
Legal Proceedings
The case of Seven-Up Pete Venture, et al. v The State of Montana was dismissed by the U.S. District Court on April 11, 2006. We have subsequently filed a notice to appeal to the U.S. Court of Appeals for the Ninth Circuit and submitted our opening brief on June 30, 2006. As noted in previous press releases and the Company’s filings with the Securities and Exchange Commission, this case was initiated after the passage of the 1998 I-137 ballot initiative in the State of Montana. Passage of this initiative resulted in a law that was narrowly crafted to specifically outlaw the use of cyanide to recover gold from ores mined by open pit methods. By the time the initiative passed, Canyon’s Seven-Up Pete Venture had expended over $70 million drilling, permitting and engineering on its properties in Montana, including the McDonald gold project.
Conference Call
Management will host a conference call today, Thursday August 10, 2006 at 1:00 p.m. EST. Interested shareholders can access the call by dialing US/Canada Dial-In #: 877-576-0177 Int’l #: 706-679-4128. Conference ID# 3984417. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available two hours following the call, through midnight August 13, 2006 and can be accessed by calling: 800-642-1687 or 706-645-9291 Conference ID # 3984417. The call will also be webcast and is available at http://audioevent.mshow.com/305786/ or via the Company website at www.canyonresources.com
Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to the speculative nature of mineral exploration, precious metal prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.
FOR FURTHER INFORMATION, SEE www.canyonresources.com or contact:
James Hesketh, President, 303-278-8464;         Valerie Kimball, Investor Relations 303-278-8464

Canyon Resources Corporation & Subsidiaries
Summarized Financial and Production Information

	June 30, 2006	Dec. 31, 2005
BALANCE SHEETS
Assets
Current assets	$8,198,000	$6,183,700
Noncurrent assets	9,726,300	8,463,000

Total assets	$17,924,300	$14,646,700

Liabilities and Stockholders’ Equity
Current liabilities	$1,785,600	$1,988,200
Notes payable — long term	825,000	825,000
Other noncurrent liabilities	4,370,300	4,944,500
Stockholders’ equity	10,943,400	6,889,000

Total liabilities and stockholders’ equity	$17,924,300	$14,646,700

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
STATEMENTS OF OPERATIONS
Revenue	$413,100	$1,137,200	$1,006,400	$2,139,400
Expenses and Other (Income)
Cost of sales	413,000	837,800	866,600	1,968,000
Depreciation, depletion and amortization	6,700	704,700	15,600	1,614,600
Selling, general and administrative	770,900	625,000	1,638,700	1,233,500
Exploration costs	424,100	718,600	733,200	889,900
Impairment of long-lived assets	—	9,242,100	—	9,242,100
Accretion expense	50,800	33,500	101,600	67,000
Debenture conversion expense	—	—	—	448,200
Loss on asset disposals	—	2,700	—	2,700
Gain on sale of securities	(66,200)	—	(882,200)	—
Loss on derivative instruments	164,600	—	310,500	—
Other (income) expense, net	19,400	(50,100)	(25,300)	(41,600)

Net loss	$(1,370,200)	$(10,977,100)	$(1,752,300)	$(13,285,000)

Net loss per share	$(0.03)	$(0.32)	$(0.05)	$(0.41)

Weighted average shares outstanding	40,000,300	34,510,500	39,165,000	32,401,100

CASH FLOW
Cash and cash equivalents, beginning of period	$4,560,600	$6,234,600	$5,649,200	$4,638,300
Net cash used in operating activities	(7,817,000)	(1,123,100)	(9,273,100)	(1,684,900)
Net cash (used) in provided by investing activities	(351,700)	(21,500)	17,200	(36,300)
Issuance of common stock and warrants	5,154,300	—	5,154,300	3,100,900
Payments on debt and other obligations	(2,500)	(4,000)	(3,900)	(932,000)

Cash and cash equivalents, end of period	$1,543,700	$5,086,000	$1,543,700	$5,086,000

PRODUCTION AND SALES DATA
Gold sales (ounces)	690	2,607	1,735	4,972
Per ounce amounts:
- Average realized price	$597	$432	$579	$428
- Average market price (London PM Fix)	$627	$427	$590	$427